Exhibit 99.1

RESERVOIR MEDIA ANNOUNCES SECOND QUARTER FISCAL 2022 RESULTS

Top-line Expansion of 45% Driven by Increases in Digital and Physical Revenues, as well as Catalog Growth

Company Remains Focused on Catalog Growth, Value Enhancement, and Alternative Revenue Sources to Capitalize on Powerful Secular Tailwinds Across Music Industry

November 9, 2021, New York — Reservoir Media, Inc. (NASDAQ: RSVR) (“Reservoir” or the “Company”), an award-winning independent music company, today announced financial results for the second fiscal quarter of 2022 ended September 30, 2021.

Recent Highlights

•	Revenue of $30.4 million, increased 15% organically, or 45%, including acquisitions year-over-year
•	Music Publishing revenue up 26% and Recorded Music expanded by 149%
•	Operating Income of $7.9 million, increased 49%
•	OIBDA (“Operating Income Before Depreciation & Amortization) of $12.7 million, an increase of 38%
•	Net Income of $4.5 million, increased 61%
•	Adjusted EBITDA of $12.9 million, up 40%
•	Completed several catalog acquisitions including Alabama, Tom Werman, and Stephony Smith
•	Signed multiple publishing deals including Joni Mitchell, Rufio Hooks and John Parish
•	Signed several recording deals including Emeli Sandé and Simone Felice
•	Completed investments in Audio Up and Outdustry
•	Provides financial outlook for fiscal 2022 ending March 31, 2022, which includes 25% projected top-line growth at the mid-point of the range

Management Commentary:

“We continued to build strong momentum in our second fiscal quarter, as we drove double digit growth across all of our key performance metrics,” said Golnar Khosrowshahi, Founder and Chief Executive Officer of Reservoir. “We also aimed to enable future growth by expanding our reach across the music industry through the completion of numerous new publishing, recording and other deals with highly accomplished artists and songwriters including Joni Mitchell, Alabama, and Rufio Hooks. During the period, we completed the process of going public and expanded our Board through the addition of two high-profile, experienced directors. As we look forward, we are encouraged by the recognition that the music industry is continuing to achieve, and believe that our expansive and growing catalog, coupled with our strong track record of strategic acquisition and cash flow generation, will position Reservoir to drive long-term growth and value for our shareholders.”

Second Quarter Fiscal 2022 Financial Results

Summary Financials	Q2 FY22	Q2 FY21	Change
Total Revenue	$30.4	$21.0	45%
Music Publishing Revenue	$22.1	$17.6	26%
Recorded Music Revenue	$8.1	$3.2	149%
Operating Income	$7.9	$5.3	49%
OIBDA	$12.7	$9.2	38%
Net Income	$4.5	$2.8	61%
Adjusted EBITDA	$12.9	$9.2	40%
(Table Notes: $ in millions; Quarters ended September 30th; Unaudited)

Total revenue in the second quarter of fiscal 2022 increased 45.0% to $30.4 million, compared to $21.0 million in the second quarter of fiscal 2021. The increase was primarily driven by a 67% cumulative increase in digital revenues across both segments, traditional streaming platform growth, strong performance of alternative revenue sources, and the acquisitions of various catalogs and Tommy Boy Music, LLC (“Tommy Boy”) in June of 2021.

Operating income in the second quarter of fiscal 2022 was $7.9 million, an increase of 48.8%, compared to operating income of $5.3 million in the second quarter of fiscal 2021. OIBDA increased 38.3% to $12.7 million, compared to $9.2 million in the prior year quarter. Adjusted EBITDA was $12.9 million, compared to $9.2 million last year. See below for calculations and reconciliations of OIBDA and Adjusted EBITDA to operating income and net income, respectively. The increase in operating income, OIBDA, and Adjusted EBITDA were all primarily driven by higher revenues in both segments, which were partially offset by higher artist royalties and other Recorded Music costs associated with the Tommy Boy acquisition, as well as costs associated with increased Physical revenue during the quarter. They were also partially offset by a 58% increase in administrative expenses which were associated with preparing for being a public company and increased costs related to acquisitions.

Net income in the second quarter of fiscal 2022 was $4.5 million, or $0.08 per share attributable to common stockholders, compared to a net income of $2.8 million, or $0.06 per share attributable to common stockholders, in the year-ago quarter. The year-over-year change in net income was driven by revenue growth, which was offset by higher administration expenses associated with preparing for being a public company, as well as higher amortization, interest expense and income tax expenses.

Second Quarter Fiscal 2022 Segment Review

Music Publishing	Q2 FY22	Q2 FY21	Change
Revenue by Type
Digital	$11.6	$8.0	44%
Performance	$4.4	$4.9	(9%)
Synchronization	$4.1	$2.8	47%
Mechanical	$1.0	$1.1	(12%)
Other	$1.1	$0.8	37%
Total Revenue	$22.1	$17.6	26%
Operating Income	$4.7	$3.9	21%
OIBDA	$8.1	$7.2	12%
(Table Notes: $ in millions; Quarters ended September 30th; Unaudited)

Music Publishing revenue in the second quarter of fiscal 2022 was $22.1 million, an increase of 26.0% year-over-year. This growth was driven by strong performance within the Digital and Synchronization revenue streams, which increased 44.1% and 47.8%, respectively. These were partially offset by a decline in Performance and Mechanical revenues, which continue to be impacted by the COVID-19 pandemic.

During the second quarter of fiscal 2022, Music Publishing OIBDA increased 12.1% to $8.1 million, compared to $7.2 million in the second quarter of fiscal 2021. Music Publishing OIBDA margin decreased by approximately 450 basis points to 36.4%, which was attributed to higher Music Publishing revenues, partially offset by higher cost of revenues and higher administration expenses associated with preparing for being a public company, all of which are included in the Music Publishing segment.

Recorded Music	Q2 FY22	Q2 FY21	Change
Revenue by Type
Digital	$4.8	$1.8	169%
Physical	$2.5	$0.8	207%
Neighboring Rights	$0.5	$0.4	26%
Synchronization	$0.3	$0.3	9%
Total Revenue	$8.1	$3.2	149%
Operating Income	$3.1	$1.4	128%
OIBDA	$4.6	$1.9	137%
(Table Notes: $ in millions; Quarters ended September 30th; Unaudited)

Recorded Music revenue in the second quarter of fiscal 2022 grew 148.8% to $8.1 million, compared to $3.2 million in last year’s second quarter. This top-line performance was primarily driven by strong Digital revenue growth of 169.8%, as well as 207.3% growth in Physical revenues. Physical revenues continued to be influenced by strong global demand for vinyl products, which has significantly benefited Reservoir’s Chrysalis Records business.

During the second quarter of fiscal 2022, Recorded Music OIBDA increased 137.5%, to $4.6 million, compared to $1.9 million in the second quarter of fiscal 2021. Recorded Music OIBDA margin decreased by approximately 270 basis points to 56.7%, which was driven by higher Recorded Music revenues, as well as mix shift towards Physical revenues which carry higher costs.

Balance Sheet and Liquidity

For the six months ended September 30, 2021, cash provided by operating activities was $1.7 million, a decrease of $5.1 million compared to the same period last year. The decreased cash provided by operating activities is partly attributable to increases in cash used for working capital, including royalty advances (net of recoupments) and prepaid expenses, partially offset by higher earnings.

As of September 30, 2021, Reservoir had cash and cash equivalents of $12.8 million and $39.1 million available for borrowing under its revolving credit facility, for total available liquidity of $51.9 million. Total debt was $203.9 million (net of $5.7 million of deferred financing costs) and net debt was $191.2 million (defined as total debt, less cash and equivalents and deferred financing costs). This compares to cash and cash equivalents of $9.2 million and $32.9 million available for borrowing on the revolving credit facility, for total available liquidity of $42.1 million, total debt of $212.5 million (net of $3.1 million of deferred financing costs), and net debt of $203.3 million as of March 31, 2021.

Fiscal 2022 Outlook

Reservoir provided its initial financial outlook range for fiscal 2022 based on the final proceeds of its business combination with Roth CH Acquisition II Co., as well as its financial results for the first half of fiscal 2022.

The Company expects the financial results for the year ending March 31, 2022 to be as follows:

Outlook	FY 2022E	FY 2021A	Growth (at mid-point)
Revenue	$100 - $104	$81.8	25%
Adjusted EBITDA	$37 - $40	$33.9	14%
($ in millions)

Jim Heindlmeyer, Chief Financial Officer of Reservoir, concluded, “We had a strong start to the year which included second quarter, organic top-line growth of 15%. Our executive team has also maintained a focus on accretive acquisitions, as well as the expansion of our roster of songwriter and artist talent. Given our first half results and the closing of our merger transaction in July this year, we are disclosing our fiscal 2022 guidance for certain key performance indicators. Our outlook includes strong top-line and operating performance growth, as we look to capitalize on our recurring revenue model and the secular tailwinds accelerating across the music industry. We expect to remain committed to ongoing investments in our infrastructure to take advantage of future growth opportunities as they arise. Lastly, we intend to continue to leverage the cash flow generating power of our business, which should allow us to execute against our portfolio acquisition funnel and reduce our leverage profile over the long term.”

Conference Call Information

Reservoir is hosting a conference call for analysts and investors to discuss its financial results for the second quarter of fiscal 2022 ended September 30, 2021, and its business outlook at 10:00 a.m. ET today, on November 9, 2021. The conference call can be accessed via webcast in the investor relations section of the Company’s website at https://investors.reservoir-media.com/news-and-events/events-and-presentations, or by calling 1-844-249-2008 (U.S. and Canada) and 224-619-3936 (International) and entering the conference ID 7745548. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available in the investor relations section of Reservoir’s website for 30 days after the event.

About Reservoir Media, Inc.

Reservoir is an independent music company based in New York City and with offices in Los Angeles, Nashville, Toronto, London, and Abu Dhabi. Reservoir is the first U.S.-based publicly traded independent music company and the first female founded and led publicly traded music company in the U.S. Founded as a family-owned music publisher in 2007, Reservoir has grown to represent over 130,000 copyrights and 36,000 master recordings with titles dating as far back as 1900 and hundreds of #1 releases worldwide. Reservoir holds a regular Top 10 U.S. Market Share according to Billboard’s Publishers Quarterly, was twice named Publisher of the Year by Music Business Worldwide’s The A&R Awards, and won Independent Publisher of the Year at the 2020 Music Week Awards.

Reservoir also represents a multitude of recorded music through Chrysalis Records, Tommy Boy Records, and Philly Groove Records and manages artists through its ventures with Blue Raincoat Music and Big Life Management.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements with respect to the financial condition, results of operations, earnings outlook and prospects of Reservoir. Forward-looking statements are based on the current expectations and beliefs of the management of Reservoir and are inherently subject to a number of risks, uncertainties and assumptions and their potential effects. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual financial condition, results of operations, earnings and/or prospects to be materially different from those expressed or implied by these forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In addition, forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements in this press release may include, among others:

•	expectations regarding Reservoir’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures;

•	Reservoir’s ability to invest in growth initiatives and pursue acquisition opportunities;

•	the ability to achieve the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of Reservoir to grow and manage growth profitably and retain its key employees;

•	the inability to maintain the listing of Reservoir’s common stock on the Nasdaq Stock Market LLC and limited liquidity and trading of Reservoir’s securities;

•	geopolitical risk and changes in applicable laws or regulations;

•	the possibility that Reservoir may be adversely affected by other economic, business and/or competitive factors;

•	risks related to the organic and inorganic growth of Reservoir’s business and the timing of expected business milestones;

•	risk that the COVID-19 pandemic, and local, state and federal responses to addressing the COVID-19 pandemic, may have an adverse effect on Reservoir’s business operations, as well as its financial condition and results of operations; and

•	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Reservoir’s resources.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Reservoir prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Except to the extent required by applicable law or regulation, Reservoir undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. For a more detailed discussion of risks and other factors that might impact forward-looking statements, see Reservoir’s filings with the SEC available on the SEC’s website at www.sec.gov or Reservoir’s website at www.reservoir-media.com.

Reservoir Media, Inc. and Subsidiaries
Condensed Consolidated Statements of Income Three and Six Months Ended September 30, 2021 versus September 30, 2020
(Unaudited)
(Expressed in U.S. dollars)

	Three Months Ended September 30,			Six Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change

Revenues	$30,435,488	$20,985,117	45%	$47,153,638	$34,629,310	36%
Costs and expenses:
Cost of revenue	12,091,903	8,228,951	47%	19,784,290	14,132,243	40%
Amortization and depreciation	4,777,683	3,859,268	24%	8,856,928	7,289,136	22%
Administration expenses	5,654,840	3,579,348	58%	10,319,670	6,583,982	57%
Total costs and expenses	22,524,426	15,667,567	44%	38,960,888	28,005,361	39%

Operating income	7,911,062	5,317,550	49%	8,192,750	6,623,949	24%

Interest expense	(2,728,825)	(2,201,090)		(5,507,877)	(4,408,786)
Gain (loss) on foreign exchange	193,260	(91,333)		174,939	(207,260)
Gain on fair value of swaps	677,730	661,570		1,225,218	407,289
Interest and other income	287	67		355	4,845
Income before income taxes	6,053,514	3,686,764		4,085,385	2,420,037
Income tax expense	1,575,325	899,586		1,064,679	577,663
Net income	4,478,189	2,787,178		3,020,706	1,842,374
Net loss attributable to noncontrolling interests	77,508	44,631		131,491	103,421
Net income attributable to Reservoir Media, Inc.	$4,555,697	$2,831,809		$3,152,197	$1,945,795

Earnings per common share:
Basic	$0.08	$0.06		$0.06	$0.04
Diluted	$0.08	$0.06		$0.06	$0.04

Weighted average common shares outstanding:
Basic	53,641,984	28,539,299		41,159,228	28,207,901
Diluted	58,992,972	44,714,705		52,231,699	44,383,307

Reservoir Media, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets September 30, 2021 versus March 31, 2021
(Unaudited)
(Expressed in U.S. dollars)

	September 30, 2021	March 31, 2021

Assets
Current assets
Cash and cash equivalents	$12,771,926	$9,209,920
Accounts receivable	19,329,072	15,813,384
Current portion of royalty advances	12,772,425	12,840,855
Inventory and prepaid expenses	4,406,145	1,406,379
Total current assets	49,279,568	39,270,538

Intangible assets, net	511,091,322	393,238,010
Investment in equity affiliates	3,993,984	1,591,179
Royalty advances, net of current portion	36,324,858	28,741,225
Property, plant and equipment, net	273,723	321,766
Other assets	740,946	781,735
Total assets	$601,704,401	$463,944,453

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$5,326,502	$3,316,768
Royalties payable	17,448,203	14,656,566
Accrued payroll	627,046	1,634,852
Deferred revenue	1,310,414	1,337,987
Other current liabilities	8,626,012	2,615,488
Amounts due to related parties	100,596	290,172
Current portion of loans and secured notes payable	-	1,000,000
Income taxes payable	490,713	533,495
Total current liabilities	33,929,486	25,385,328

Loans and secured notes payable	203,937,323	211,531,875
Deferred income taxes	20,569,924	19,735,537
Fair value of swaps	3,341,319	4,566,537
Other liabilities	1,120,769	6,739,971
Total liabilities	262,898,821	267,959,248

Contingencies and commitments

Shareholders' Equity
Preferred stock	-	81,632,500
Common stock	6,407	2,854
Additional paid-in capital	333,489,211	110,496,300
Retained earnings	3,903,693	751,496
Accumulated other comprehensive income	532,063	2,096,358
Total Reservoir Media, Inc. shareholders' equity	337,931,374	194,979,508
Noncontrolling interest	874,206	1,005,697
Total shareholders' equity	338,805,580	195,985,205
Total liabilities and shareholders' equity	$601,704,401	$463,944,453

Supplemental Disclosures Regarding Non-GAAP Financial Measures

This press release includes certain financial information, such as OIBDA, OIBDA margin, Adjusted EBITDA and Net Debt, that has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Reservoir’s management uses these non-GAAP financial measures to evaluate Reservoir’s operations, measure its performance and make strategic decisions. Reservoir believes that the use of these non-GAAP financial measures provides useful information to investors and others in understanding Reservoir’s results of operations and trends in the same manner as Reservoir’s management and in evaluating Reservoir’s financial measures as compared to the financial measures of other similar companies, many of which present similar non-GAAP financial measures. However, these non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by Reservoir’s management about which items are excluded or included in determining these non-GAAP financial measures and, therefore, should not be considered as a substitute for net income, operating income or any other operating performance measures calculated in accordance with GAAP. Using such non-GAAP financial measures in isolation to analyze Reservoir’s business would have material limitations because the calculations are based on the subjective determination of Reservoir’s management regarding the nature and classification of events and circumstances. In addition, although other companies in Reservoir’s industry may report measures titled OIBDA, OIBDA margin, Adjusted EBITDA and Net Debt, or similar measures, such non-GAAP financial measures may be calculated differently from how Reservoir calculates such non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, such non-GAAP financial measures should be considered alongside other financial performance measures and other financial results presented in accordance with GAAP. You can find the reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures in the tables below.

OIBDA

Reservoir evaluates operating performance based on several factors, including its primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (“OIBDA”). Reservoir considers OIBDA to be an important indicator of the operational strengths and performance of its businesses and believes this non-GAAP financial measure provides useful information to investors because it removes the significant impact of amortization from Reservoir’s results of operations. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Reservoir’s businesses and other non-operating income.

Adjusted EBITDA

Adjusted EBITDA, in addition to adjusting net income to exclude income tax expense, interest expense and depreciation and amortization, further adjusts net income by excluding items or expenses such as, among others, (1) any non-cash charges (including any impairment charges), (2) any net gain or loss resulting from hedging currency exchange risks, (3) any net gain or loss resulting from interest rate swaps, (4) equity-based compensation expense and (5) certain unusual or non-recurring items.

Adjusted EBITDA is a key measure used by Reservoir’s management to understand and evaluate operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. However, certain limitations on the use of Adjusted EBITDA include, among others, (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for Reservoir’s business, (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on Reservoir’s indebtedness and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, Adjusted EBITDA measure adds back certain non-cash, unusual or non-recurring charges that are deducted in calculating net income; however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income or cash flow provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

Net Debt

Reservoir defines Net Debt as total debt, less cash and equivalents and deferred financing costs.

Reservoir Media, Inc. and Subsidiaries
Reconciliation of Operating Income to OIBDA Three and Six Months Ended September 30, 2021 versus September 30, 2020
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2021	2020	2021	2020
Operating Income	$7,911	$5,318	$8,193	$6,624
Amortization and Depreciation Expense	4,778	3,859	8,857	7,289
OIBDA	$12,689	$9,177	$17,050	$13,913

Reservoir Media, Inc. and Subsidiaries
Reconciliation of Music Publishing Segment Reporting Operating Income to OIBDA Three and Six Months Ended September 30, 2021 versus September 30, 2020
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2021	2020	2021	2020
Operating Income	$4,746	$3,892	$4,430	$4,931
Amortization and Depreciation Expense	3,325	3,311	6,509	6,198
OIBDA	$8,071	$7,203	$10,939	$11,129

Reservoir Media, Inc. and Subsidiaries
Reconciliation of Recorded Music Segment Reporting Operating Income to OIBDA Three and Six Months Ended September 30, 2021 versus September 30, 2020
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2021	2020	2021	2020
Operating Income	$3,149	$1,379	$3,687	$1,650
Amortization and Depreciation Expense	1,428	548	2,298	1,092
OIBDA	$4,577	$1,927	$5,985	$2,742

Reservoir Media, Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA Three and Six Months Ended September 30, 2021 versus September 30, 2020
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2021	2020	2021	2020
Net Income	$4,478	$2,787	$3,021	$1,842
Income Tax Expense	1,575	900	1,065	578
Interest Expense	2,729	2,201	5,508	4,409
Amortization and Depreciation	4,778	3,859	8,857	7,289
EBITDA	13,560	9,747	18,450	14,118
(Gain) Loss on Foreign Exchange (a)	(193)	91	(175)	207
Gain on Fair Value of Swaps (b)	(678)	(662)	(1,225)	(407)
Non-cash Share-based Compensation (c)	192	27	217	51
Interest and Other Income	-	-	-	(5)
Benefit of Forgiven PPP Loan (d)	-	-	-	(617)
Adjusted EBITDA	$12,881	$9,203	$17,267	$13,347

(a)	Reflects the (gain) or loss on foreign exchange fluctuations.
(b)	Reflects the non-cash gain on the mark-to-market of interest rate swaps.
(c)	Reflects non-cash stock-based compensation expense related to the Reservoir Media, Inc. 2021 Omnibus Incentive Plan.
(d)	Reflects loan forgiveness for the entire amount borrowed under the Paycheck Protection Program (“PPP”).

Media Contact

Reservoir Media, Inc.

Suzy Arrabito

Vice President, Marketing & Communications

sa@reservoir-media.com

www.reservoir-media.com

Investor Contact

Alpha IR Group

Jackie Marcus or Mike Dwyer

RSVR@alpha-ir.com

Source: Reservoir Media, Inc.

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